Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-193011) and Form S-8 (Nos. 333-208053 and 333-283124) of our report dated February 28, 2025, with respect to the consolidated financial statements of Community Trust Bancorp, Inc., included in this annual report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP
Louisville, Kentucky

February 27, 2026